As filed with the Securities and Exchange Commission on January 25, 2011

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAYTEX ENERGY CORP.
(Exact name of Registrant as specified in its charter)

Canada	98-0412464
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 2800, 520 - 3rd Avenue S.W.
Calgary, Alberta, Canada T2P 0R3
Tel: 587-952-3000
(Address and telephone number of Registrant’s principal executive offices)
_________________________

Baytex Energy USA Ltd.
600 17th St., Suite 1600 S.
Denver, CO 80202
Tel: 303-825-2777
 (Name, address and telephone number of agent for service)
_________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Baytex Energy Corp. W. Derek Aylesworth Chief Financial Officer Suite 2800, 520 - 3rd Avenue S.W. Calgary, Alberta, Canada T2P 0R3 Tel: 587-952-3120 Fax: 587-952-3029	Baytex Energy Corp. Murray J. Desrosiers, Esq. General Counsel Suite 2800, 520 - 3rd Avenue S.W. Calgary, Alberta, Canada T2P 0R3 Tel: 587-952-3255 Fax: 587-952-3029	Guy P. Lander, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8619 Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of registration fee (2)
Common Shares	2,000,000 Common Shares	US$47.64	US$95,280,000.00	US$11,062.01

(1)
Based on the average of the high and low prices of the Common Shares of Baytex Energy Corp. on January 20, 2011 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0001161.

If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

_____________________

BAYTEX ENERGY CORP.

2,000,000 COMMON SHARES

DIVIDEND REINVESTMENT PLAN

Effective January 24, 2011, Baytex Energy Corp. amended its dividend reinvestment plan (the “Plan”) to make it available to U.S. holders.  The Plan was initially established on December 31, 2010 as a successor to the Distribution Reinvestment Plan (“BET Plan”) of Baytex Energy Trust (“BET”) dated July 22, 2004.  In this prospectus, references to the terms “Baytex”, “the Corporation”, “the Registrant,” “we,” “us” and “our” refer to Baytex Energy Corp. and, unless the context otherwise requires, its subsidiaries.  Other capitalized terms used in this prospectus shall have the meanings given thereto in Selected Abbreviations and Definitions.

The Plan provides eligible holders of our Common Shares (“Shareholders”) with a simple and convenient method of investing cash dividends received on their Common Shares in additional Common Shares without paying any commissions, service charges or brokerage fees.

Our dividend policy is to pay a monthly dividend on our Common Shares on or about the 15th day following the end of each calendar month to Shareholders of record on or about the last business day of each such calendar month.  The amount of future cash dividends, if any, will be subject to the discretion of the directors of the Corporation and may vary depending on a variety of factors and conditions existing from time to time, including fluctuations in commodity prices, production levels, capital expenditure requirements, debt service requirements, operating costs, royalty burdens, foreign exchange rates and the satisfaction of the liquidity and solvency tests imposed by the Business Corporations Act (Alberta) for the declaration and payment of dividends.

Our Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “BTE.” On January 24, 2011, the closing price of our Common Shares on the TSX was CDN$ 47.48 per share and the closing price of our Common Shares on the NYSE was US$ 47.58 per share.

The Plan shares will, at the discretion of the Corporation, either be Common Shares issued from the treasury of the Corporation or be Common Shares acquired on the open market through the NYSE (or the TSX for non-U.S. residents). The purchase price of Common Shares acquired through the open market (the “Market Purchase Shares”) will be 100 percent of the average purchase price of the Common Shares purchased on behalf of the Plan Participants on the NYSE (or the TSX for non-U.S. residents) during the ten (10) business days following the dividend payment. The purchase price of Common Shares purchased on behalf of Plan Participants through a treasury purchase (the “Treasury Purchase Shares”) will be the Average Market Price less a 5% discount.  The directors of the Corporation may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change the Plan by changing or eliminating the then applicable discount.

We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the market price of our Common Shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately          US$ 85,000 in connection with this offering.

We urge you to carefully read the “Risk Factors” section beginning on page 3, where we describe risks associated with the Plan and our business and operations, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offence.

The date of this prospectus is January 25, 2011.

You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us.  We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus.  We have not authorized anyone to provide you with different information.  If you receive any other information, you should not rely on it.  We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted.  You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated by reference herein constitute forward-looking statements or information (collectively referred to as "forward-looking statements") within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995, relating to, but not limited to, our dividend declaration practice, our operations, anticipated financial performance, business prospects and strategies. Forward-looking statements typically contain statements with words such as "projected", "anticipate", "believe", "expect", "plan", "intend" or similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements in or incorporated by reference into this prospectus include, but are not limited to: petroleum and gas prices; the demand for and supply of crude oil and natural gas; our dividend declaration practice; the portion of our cash flow from operations to be allocated to cash dividends and our capital program; our ability to utilize our tax pools to reduce our taxable income; our ability to maintain production levels by investing approximately half of our internally generated funds from operations; our ability to grow our reserve base and add to production levels through exploration and development activities complemented by strategic acquisitions; our petroleum and natural gas reserves, including the quantum thereof and the present value of the future net revenue to be derived therefrom; development plans for our properties, including number of potential drilling locations, number of wells to be drilled, initial production rates from new wells and recovery factors; our heavy oil resource play at Seal, including the resource potential of our undeveloped land, initial production rates from new wells, the ability to recover incremental reserves using waterflood and cyclic steam recovery methods, our assessment of the viability and economics of a commercial-scale cyclic steam injection project, the timing for completion of a commercial-scale cyclic steam injection project and the ability to recover incremental reserves by reducing inter-well spacing; our light oil resource play in North Dakota, including our assessment of the number of wells to be drilled, initial production rates from new wells and average recoveries per well; our working interest production volume; the existence, operation, and strategy of our commodity price risk management program; funding sources for cash dividends and our capital program; and the impact of existing and proposed governmental and environmental regulation.  In addition, information and statements relating to reserves and resources are deemed to be forward-looking statements, as they involve implied assessment, based on certain estimates and assumptions, that the reserves described exist in quantities predicted or estimated, and that the reserves and resources can be profitably produced in the future.

You are cautioned not to place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predicted outcomes will not occur. These factors include, but are not limited to:

•           general economic, market and business conditions;

•           stock market volatility and market valuations;

•           industry capacity;

•           geological, technical, drilling and processing problems and other difficulties in producing petroleum and natural gas reserves;

•           uncertainties associated with estimating petroleum and natural gas reserves;

•           liabilities inherent in oil and natural gas operations;

•           competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel;

•           risks associated with oil and gas operations;

•           changes in environmental and other regulations;

•           incorrect assessments of the value of acquisitions;

•           fluctuations in petroleum and natural gas prices and differentials between light, medium and heavy oil prices;

•           well production rates and reserve volumes;

•           our ability to add production and reserves through our exploration and development activities;

•           capital expenditure levels;

•           the availability and cost of labor and other industry services;

•           the amount of future cash dividends that we intend to pay;

•           fluctuations in interest and foreign exchange rates;

•           the continuance of existing and, in certain circumstances, proposed tax, incentive and royalty regimes; and

•           such other risks and uncertainties described from time to time in our reports and filings with the Canadian securities authorities and the SEC.

Readers are cautioned that such assumptions, although considered reasonable by the Registrant at the time of preparation, may prove to be incorrect. We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. You should also carefully consider the matters discussed under "Risk Factors" in this prospectus and in the documents incorporated herein by reference. Except as required by law, we undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors affecting those statements, whether as a result of new information, future events or otherwise.

BAYTEX ENERGY CORP.

We are a Calgary, Alberta based conventional oil and gas corporation engaged in the acquisition, development and production of oil and natural gas in the Western Canadian Sedimentary Basin. We also have an emerging presence in the United States.  The Corporation is committed to maintaining its production and asset base through internal property development and delivering consistent returns to its shareholders.

We were incorporated on October 22, 2010 pursuant to the provisions of the Business Corporations Act (Alberta), as an indirect wholly-owned subsidiary of BET, for the sole purpose of participating in a plan of arrangement under the Business Corporations Act (Alberta) to effect the conversion of the legal structure of BET from a trust to a corporation (the “Corporate Conversion Transaction”).  The Corporate Conversion Transaction was implemented as a result of changes to laws regarding the taxation of trusts in Canada that took effect on January 1, 2011.

Pursuant to the Corporate Conversion Transaction: (i) on December 31, 2010, holders of trust units of BET exchanged their trust units for Common Shares on a one-for-one basis; and (ii) on January 1, 2011, BET was dissolved and terminated, with the Corporation being the successor to BET.

Our beneficiaries are the holders of our outstanding Common Shares.  Our head office is located at Suite 2800, 520 - 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0R3.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of certain material risks in making such an investment.  You should consider carefully such risks together with all risk factors and information included or incorporated by reference in this prospectus, including the applicable risk factors set forth in the section titled “Risk Factors” in BET’s Annual Report on Form 40-F  (as defined in Documents Incorporated By Reference below), and in the Arrangement Circular (as defined in Documents Incorporated By Reference below), which have been incorporated by reference into this prospectus.  In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your cash dividends reinvested.

The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Valiant Trust Company will be the Plan Agent that administers the Plan.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the following documents we filed under the Exchange Act with the SEC:

(a)	The Annual Report on Form 40-F for BET for the fiscal year ended December 31, 2009, dated March 29, 2010, as amended on November 12, 2010 (the “Annual Report on Form 40-F”);

(b)	The Report of Foreign Private Issuer on Form 6-K for the Registrant, dated January 20, 2011 regarding Supplemental U.S. GAAP Disclosures of BET as at and for the six months ended June 30, 2010;

(c)	The Quarterly Report of BET for the period ended March 31, 2010, as contained in BET’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 17, 2010;

(d)	The Quarterly Report of BET for the period ended June 30, 2010, as contained in BET’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 17, 2010;

(e)	The Quarterly Report of BET for the period ended September 30, 2010, as contained in BET’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 16, 2010;

(f)	The Information Circular and Proxy Statement of BET dated October 26, 2010, as contained in BET’s Report of Foreign Private Issuer on Form 6-K, filed on November 8, 2010 (the “Arrangement Circular”);

(g)	BET’s Report of Foreign Private Issuer on Form 6-K filed on December 7, 2010;

(h)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above; and

(i)
The description of the Registrant’s securities contained in the Registrant’s Form 8-A/A, filed with the Commission on January 3, 2011, and any further amendment or report filed for the purposes of updating such description.

In addition, all subsequent annual reports on Form 40-F, Form 20-F, or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in those Forms 6-K that they are being incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

A person eligible to participate in the Plan receiving a copy of this prospectus may obtain without charge, upon written or oral request, a copy of the Plan or of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to our principal executive offices, Suite 2800, 520 - 3rd Avenue S.W., Calgary, Alberta, Canada, T2P 0R3, Telephone Number: 587-952-3000.

USE OF PROCEEDS

The net proceeds from the sale of the Common Shares will be principally used for general corporate purposes. We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The 2,000,000 additional Common Shares of the Corporation offered by this prospectus, if, as and when issued, will be issued pursuant to the Plan, which will be effective as of January 24, 2011. Capitalized terms used in this summary and not defined elsewhere shall have the meaning attributed to them in the Plan.

Overview of the Plan

The Plan provides eligible Shareholders the advantage of accumulating additional Common Shares at potentially lower prices by reinvesting their dividends without paying any commissions, service charges or brokerage fees.  The Corporation will determine prior to each dividend payment date the amount of equity, if any, that will be made available under the Plan on that date. No assurances can be made that Common Shares will be made available on a regular basis, or at all.  At the discretion of the Corporation, Common Shares will either be issued from treasury at 95% of the Average Market Price or acquired by the Plan Agent at prevailing market prices.  The directors of the Corporation may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change the Plan by changing or eliminating the then-applicable discount.

Shareholders are not required to participate in the Plan.  A Shareholder who does not elect to participate or is not deemed to be a participant in the Plan will continue to receive dividends in the normal manner.

Participation in the Plan

Eligibility

All registered and beneficial owners of Common Shares who are residents in Canada, in the United States and any other jurisdiction where the Common Shares are qualified for sale can participate in the Plan. The Common Shares are registered under the Securities Act and are offered for sale in both Canada and the United States.  Shareholders who are resident in a jurisdiction outside of Canada and the United States may participate in the Plan only if permitted by the laws of the jurisdiction in which they reside.

The Corporation and the Plan Agent reserve the right to deny participation in the Plan to, and to not accept an authorization form from, any person or agent of such person who appears to be or who the Corporation or the Plan Agent has reason to believe is a resident of any jurisdiction the laws of which do not permit participation in the Plan in the manner sought by or on behalf of such person.

Enrollment – Registered Shareholders

A registered Shareholder is a Shareholder that holds a physical share certificate to evidence their ownership of Common Shares. Registered Shareholders may enroll all or any portion of their Common Shares in the Plan by completing and delivering to the Plan Agent, via facsimile or by mail in the manner provided for in the Plan, a duly completed and executed authorization form in the form provided by the Corporation and the Plan Agent for this purpose. Registered Shareholders may obtain an authorization form by contacting the Plan Agent in any of the manners specified in the Plan or on the Corporation's website at http://www.baytex.ab.ca/.

The authorization form will direct the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the participants that are enrolled in the Plan and will direct the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the participants’ account under the Plan, in Plan Shares in accordance with the Plan.

An authorization form must be received by the Plan Agent no later than 3:00 p.m. (Calgary time) on the business day immediately preceding a dividend record date in order for the cash dividend to which such record date relates to be reinvested under the Plan. If an authorization form is received by the Plan Agent from a registered Shareholder after such deadline, the authorization form will not take effect on such dividend payment date and will only take effect on the next following and subsequent dividend payment dates.

Enrollment – Beneficial Owners of Common Shares

A beneficial owner is a shareholder whose Common Shares are held through a broker, investment dealer, financial institution or other nominee (who in turn may hold such Common Shares through a Depositary).  To participate in the Plan, beneficial owners of Common Shares must arrange for their broker, investment dealer, financial institution or other nominee to enroll in the Plan on their behalf (either directly or indirectly through the Depositary).  Alternatively, a beneficial owner of Shares may transfer their Shares into their own name and then enroll in the Plan directly (as a registered holder).

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant or a DTC participant in respect of Common Shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS participant or DTC participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the dividend payment date to which that dividend record date relates.

Beneficial owners should also be aware that certain brokers, investment dealers, financial institutions or other nominees may not allow participation in the Plan, and neither the Corporation nor the Plan Agent is responsible for monitoring or advising which brokers, investment dealers, financial institutions or other nominees allow participation.

Beneficial owners of Common Shares wishing to enroll in the Plan should contact their broker, investment dealer, financial institution or other nominee to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to.  The Plan Agent may establish a separate deadline for receipt of enrolment instructions from a Depositary.

Beneficial owners of Common Shares who enroll in the Plan through a broker, investment dealer, financial institution or other nominee may be subject to fees charged by their nominee.

Continued Enrollment

Once a Shareholder has enrolled in the Plan, participation in the manner elected by the participant continues automatically until the participant's participation in the Plan is terminated.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading or whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations.

Fees

Participants will not be responsible for any commissions, service charges or brokerage fees in connection with the purchase by the Plan Agent of Plan Shares on behalf of the participants. All such costs will be paid by the Corporation. Plan Shares purchased on behalf of a participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on a stock exchange, in which case all brokerage commissions are paid by the Corporation.  However, Plan Participants who enroll in the Plan through a broker, trust company, bank or other nominee may be subject to fees charged by their nominee.

The Plan Agent

Administration of the Plan

Valiant Trust Company has been appointed as Plan Agent to administer the Plan on behalf of the Corporation and the participants pursuant to an agreement between the Corporation and the Plan Agent. If Valiant Trust Company ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and participants will be promptly notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares. In no event will interest be paid to participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Registrant.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares Under the Plan

Purchase of Common Shares

The Corporation will determine on or before each dividend record date the amount of equity, if any, that will be made available under the Plan on the dividend payment date to which such record date relates.  If, in respect of any dividend payment date, fulfilling all of the elections under the Plan would result in the Corporation exceeding the limit on new equity set by the Corporation in its discretion, then elections for the purchase of new Common Shares on that dividend payment date will be prorated among all participants according to the number of additional Common Shares sought to be purchased.

If the Corporation determines not to issue any equity through the Plan on a particular dividend payment date and the Corporation has not instructed the Plan Agent to otherwise purchase Common Shares in the market at prevailing market prices in accordance with the Plan, all participants will receive the cash dividend to which they would otherwise be entitled to on such dividend payment date.

No assurances can be made that Common Shares will be made available for issuance from treasury on a regular basis, or at all or whether Common Shares will be purchased on the market.  No assurances can be made that if the determination is made to purchase additional Common Shares on the market that a sufficient number of additional Common Shares will be available for purchase on the market.

Fractional Common Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to four decimal places, for any amount that cannot be reinvested in whole Common Shares. The crediting of fractional Common Shares in favor of beneficial owners who participate in the Plan through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

In certain events described in the Plan, a participant or its legal representative will be entitled to receive a check in payment of the value of any fractional Common Shares remaining in the participant’s account. Upon such payment being sent to the participant or its legal representative, the participant's fractional Common Shares will be deemed to be cancelled.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (a "Treasury Purchase") or be Common Shares acquired on the open market through the facilities of the TSX (in respect of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (in respect of participants resident in the United States) (in each instance, a "Market Purchase") or be a combination of Treasury Purchase and Market Purchase.

Purchase Date

Under the Plan, the Plan Agent will purchase (at the express direction of the Corporation), on each dividend payment date, for each participant's account the additional Common Shares, including fractions computed to four decimal places in the following manner:

(a)
in the case of a Market Purchase, the average of the actual price paid (excluding brokerage commissions, fees and transaction costs) per Common Share by the Plan Agent on the Toronto Stock Exchange (in respect of participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of participants resident in the United States) (or other applicable market) during the ten (10) business days following the dividend payment date; or

(b)	in the case of a Treasury Purchase, the Average Market Price less a discount, determined as described herein, of five percent (5%) at the Corporation's election.

Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase, the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC, respectively, which will each in turn credit the accounts of the applicable CDS participants or DTC participants, respectively). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each participant's account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each participant to Plan Shares pursuant to the Plan.

Price of Common Shares

Dividends due to participants will be paid to the Plan Agent and will be applied to the purchase of Common Shares.

Subject to the restrictions on the acquisition of additional Common Shares described below, additional Common Shares may be acquired, at the election of the Corporation, either from treasury or through the facilities of the Toronto Stock Exchange (in respect of participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of participants resident in the United States) or other exchanges on which the Common Shares may be listed for trading.  Additional Common Shares can be acquired through the facilities of the Toronto Stock Exchange (in respect of participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of participants resident in the United States) or other exchanges on which the Common Shares may be listed for trading at any time during the ten (10) business day period next following the relevant dividend payment date at prevailing market prices not exceeding 115% of the volume weighted average trading price of the Common Shares.  At the discretion of the Corporation, additional Common Shares may be issued from treasury, at a price equal to 95% of the Average Market Price or the Corporation may purchase additional Common Shares through the facilities of the Toronto Stock Exchange (in respect of participants resident in Canada or any jurisdiction other than the United States) or the New York Stock Exchange (in respect of participants resident in the United States) or other exchanges on which the Common Shares may be listed for trading.

Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred.  Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Plan prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

If a participant withdraws less than all of their Plan Shares, the participation of the participant in the Plan will continue.

Termination of Enrollment

Termination by Participant

Participants may voluntarily terminate their participation in the Plan by written notice to the Plan Agent (through CDS or DTC, if applicable, on its behalf), deliverable via facsimile or by mail to the Plan Agent in the manner provided for in the Plan, at any time. On the termination becoming effective, the Plan Agent will, in accordance with the Plan, send to the participant a certificate representing all whole Common Shares held for the participant's account under the Plan and a check in payment of the value of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada or any jurisdiction other than the United States) or the NYSE (in respect of participants resident in the United States) on the date notice of termination is received by the Plan Agent.

If a written notice of termination is not received by the Plan Agent before a dividend record date, then the participant's account will not be closed, and the participant's enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Certificates representing Common Shares that are delivered to participants whose participation in the Plan is terminated may, if required by the securities regulatory authorities, contain a legend indicating restrictions on the resale of the Common Shares represented by such certificates.

Death of a Participant

An individual participant's participation in the Plan will be terminated automatically following receipt by the Plan Agent of evidence satisfactory to the Plan Agent of the death of a participant; thereafter all dividends paid in respect of the Common Shares of the deceased participant will be paid in cash. A certificate for the number of whole Common Shares held for the account of a deceased participant under the Plan will be issued by the Corporation in the name of the deceased participant, the estate of the deceased participant or the deceased participant's broker or nominee, as appropriate, and the Plan Agent will send to the legal representative or broker or nominee of the deceased participant such certificate and a check in payment for any remaining fraction of a Common Share in the deceased participant's account.

If a notice of a participant's death is not received by the Plan Agent before a dividend record date, then the participant's account will not be closed, and the participant's enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Certificates representing Common Shares that are delivered to participants whose participation in the Plan is terminated may, if required by the securities regulatory authorities, contain a legend indicating restrictions on the resale of the Common Shares represented by such certificates.

Termination by the Corporation

In the event of the Plan being terminated by the Corporation in the circumstances described under the Plan, the Plan Agent will send to the participant a written notice of such termination and a certificate representing all whole Common Shares held for the participant's account under the Plan and a check in payment of the value of any fractional Common Shares remaining in the participant’s account.

Certificates representing Common Shares that are delivered to participants whose participation in the Plan is terminated may, if required by the securities regulatory authorities, contain a legend indicating restrictions on the resale of the Common Shares represented by such certificates.

Administration

Registration of Plan Shares and Issuance of Certificates

All Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee, as agent for the participants, and certificates for such Common Shares will not normally be issued to participants unless specifically requested in writing. This service protects against loss, theft or destruction of share certificates. The number of Common Shares held by each participant under the Plan (less the Common Shares which have previously been withdrawn from the Plan) will be shown on each statement of account.

A participant may, upon written request to the Plan Agent and without terminating participation in the Plan, have a Common Share certificate issued and registered in the participant's name for any number of whole Common Shares held for the participant's account under the Plan. Certificates will normally be issued within three weeks of receipt by the Plan Agent of the participant's written request for a certificate. Any remaining whole Common Shares and any fraction of a Common Share will continue to be held for the participant's account under the Plan.

Certificates representing Common Shares purchased and held under the Plan, whether registered in the name of the Plan Agent or its nominee or whether registered in the name of the participant may, if required by the securities regulatory authorities, contain a legend indicating restrictions on the resale of the Common Shares represented by such certificates.

Accounts under the Plan are maintained in the names in which Common Shares are registered at the time the participants entered the Plan, and certificates for whole Common Shares will be similarly registered when issued.  Common Shares held by the Plan Agent for a participant under the Plan may not be pledged, hypothecated, assigned, sold or otherwise disposed of or transferred by the participant.  Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such Common Shares from the Plan prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Statements of Account

An account will be maintained by the Plan Agent for each registered participant.  Unaudited statements of account will be mailed to each participant on a quarterly basis. These statements are a participant's continuing record of purchases of Common Shares made for such participant's account under the Plan and should be retained for income tax purposes. The Plan Agent will also send annually to each participant certain tax forms for tax reporting purposes.

Shareholders are responsible for calculating and monitoring their own adjusted cost base in Common Shares for each of Canadian federal income tax purposes and U.S. federal income tax purposes, as certain averaging and other rules may apply so that such calculations may depend on the cost of other Common Shares held by a Shareholder and certain other factors.

Beneficial owners of Common Shares who are enrolled in the Plan through a broker, investment dealer, financial institution or other nominee may or may not be provided with such reports or forms from their broker, investment dealer, financial institution or other nominee.

Liabilities of the Corporation and the Plan Agent

Neither the Corporation nor the Plan Agent will be liable for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims for liability:

(a)	arising out of the failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death;

(b)	with respect to the prices and times at which Common Shares are purchased for the account of or on behalf of a participant;

(c)	with respect to decisions by the Corporation to raise or not raise equity through the Plan in any given month, or the amount of equity raised, if any; and

(d)	arising out of a prorating, for any reason, of the amount of equity available under the Plan in the circumstances described herein.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

Shareholders should also be aware that certain brokers, investment dealers, financial institutions or other nominees may not allow participation in the Plan, and neither the Corporation nor the Plan Agent is responsible for monitoring or advising which brokers, investment dealers, financial institutions or other nominees allow participation.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent. The Corporation and the Plan Agent are under no obligation to notify any Shareholder of an invalid request.

Miscellaneous

Voting of Plan Shares

Whole Common Shares held under the Plan by the Plan Agent for a participant’s account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the participant, or its duly appointed proxy, given on a form to be furnished to the participant.  Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a participant’s account under the Plan.

Subdivisions and Consolidations

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each participant maintained under the Plan according to the number of Common Shares held for the account of that participant prior to the effective time of the subdivision, consolidation or similar change.  A certificate for any Common Shares resulting from such a subdivision of Common Shares that are registered in the name of a participant, rather than the name of the Plan Agent, will be sent directly to the participant in the same manner as to Shareholders who are not participating in the Plan.

Rights Offering

In the event that the Corporation makes available to its Shareholders rights to subscribe for additional Common Shares or other securities, rights certificates will be issued by the Corporation to each participant in respect of whole Common Shares held in a participant's account under the Plan on the record date for such rights issue.

Rights issuable on a fraction of a Common Share held for a participant's account will be sold for such participant by the Plan Agent and the net proceeds of such sale will be paid to the participant.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Shareholders. Where required, amendments to the Plan will be subject to the prior approval of the TSX and approval of the NYSE. All participants will be sent written notice of any such amendment, suspension or termination.

In the event that the Corporation terminates the Plan, all participants will be sent written notice of such termination and the Plan Agent will send to each participant a certificate for whole Common Shares (which may contain a legend indicating restrictions on the resale of the Common Shares represented by the certificates) held for the participant’s accounts under the Plan and a check for the value of any remaining fractional Common Shares in such participant’s account. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the dividend payment date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to participants in the ordinary manner.

Assignment

A holder of Common Shares may not assign the holder’s right to participate in the Plan.

Governing Law

The Plan will be governed by and construed in accordance with the laws of the Province of Alberta, and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to participants under the Plan, including certificates for Common Shares and checks, shall be mailed to participants who are registered holders of Common Shares at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent or the Corporation shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

By telephone:	Toll-free North America:	1-866-313-1872

By Fax:	(403) 233-2857

By Mail:	Valiant Trust Company
310, 606 – 4th Street S.W.
Calgary, Alberta, Canada T2P 1T1
Attention:	Account Manager

Effective Date

The effective date of the Plan is January 24, 2011.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended, nor should be construed to be, legal or tax advice to any particular Plan Participant. It is the responsibility of Plan Participants to consult their own tax advisors with respect to the tax consequences of participating in the Plan, including those tax considerations applicable in their country of residence.

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to certain Plan Participants as described below.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property. Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade. Certain Canadian Participants (defined below) who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39(4) of the Tax Act to treat all of their "Canadian securities" (as defined in the Tax Act) as capital property.

This summary is not applicable to a Plan Participant that is a "specified financial institution" (as defined in the Tax Act), or to a Plan Participant an interest in which is a "tax shelter investment" (as defined in the Tax Act), or, for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a "financial institution" (as defined in the Tax Act).

This summary is based on the provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act publicly announced by the government of Canada (the "Proposed Amendments"), and the published administrative practices of the Canada Revenue Agency, all as of the date hereof. No assurance can be given that the Proposed Amendments will be enacted in the form proposed or at all.  This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

Canadian Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Tax Act, are or are deemed to be residents of Canada (each, a "Canadian Participant").

Acquisition of Common Shares

The cost to a Canadian Participant of Common Shares acquired pursuant to the Plan will be equal to the amount of that Canadian Participant's reinvested dividend.  The cost of Common Shares acquired pursuant to the Plan by the Canadian Participant must be averaged with the cost of all other Common Shares held by the Canadian Participant as capital property for the purpose of determining the adjusted cost base of all Common Shares held.

When the Canadian Participant receives Common Shares pursuant to the Plan at a discount from the fair market value, the Tax Act deems that Canadian Participant to have received a benefit (as defined in the Tax Act) in the amount of the discount.  However, it is the longstanding administrative practice of the CRA that a benefit will not be assessed in respect of the reinvestment of dividends in additional shares issued from treasury under a dividend reinvestment plan as long as the amount paid for the additional shares is not less than 95% of their fair market value.  Accordingly, no benefit should arise in respect of the discount potentially available on the acquisition of Common Shares issued from treasury pursuant to the Plan.

Cash Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts. A Canadian Participant will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the full amount of the cash dividend payable on such date (whether received in cash or reinvested in additional Common Shares pursuant to the Plan), which dividend will be subject to the same tax treatment accorded to taxable cash dividends received by the Canadian Participant from a taxable Canadian corporation resident in Canada.  The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an "eligible dividend" for the purposes of the Tax Act (as discussed below).

In the case of an individual, such dividend will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from "taxable Canadian corporations" (as defined in the Tax Act) including the enhanced gross-up and dividend tax credit applicable to dividends designated as an eligible dividend in accordance with the provisions of the Tax Act.  In the case of a corporation, such dividend must be included in computing the corporation's income but generally will be deductible in computing its taxable income.

"Private corporations" (as defined in the Tax Act) and certain other corporations controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) generally will be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on such dividends received on the Common Shares to the extent such dividends are deductible in computing taxable income.

Disposition of Common Shares

A Canadian Participant who holds Common Shares as capital property may realize a capital gain (or capital loss) on the sale or exchange of whole and fractional Common Shares acquired through the Plan equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition. For purposes of determining the amount of any capital gain or capital loss which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by a Canadian Participant pursuant to the Plan or otherwise acquired outside the Plan.

Taxation of Capital Gains and Capital Losses

Generally, one-half of a capital gain (a taxable capital gain) must be included in a Canadian Participant's income. Subject to and in accordance with the provisions of the Tax Act, a Canadian Participant is required to deduct one-half of a capital loss as an allowable capital loss against taxable capital gains realized in that year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years, or in any subsequent year, against net taxable capital gains realized in such years (but not against other income) to the extent and under the circumstances described in the Tax Act. If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

A Canadian Participant that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Tax Act) for the year which will include an amount in respect of taxable capital gains.

Termination of Participation

When a Canadian Participant's participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Canadian Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading "Canadian Participants – Taxation of Capital Gains and Capital Losses".

Alternative Minimum Tax

For the purpose of calculating the alternative minimum tax of a Canadian Participant who is an individual, the actual amount of cash dividends received (exclusive of the gross-up) and 80% of capital gains are included in the "adjusted taxable income" (as defined in the Tax Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Tax Act, are not and are not deemed to be residents of Canada (each, a "Non-Resident Participant").

Acquisition of Common Shares

The tax considerations applicable to a Non-Resident Participant of Common Shares acquired pursuant to the Plan are the same as those described above in respect of Canadian Participants (see "Canadian Participants – Acquisition of Common Shares").

 Cash Dividends

Any cash dividends paid or credited to the Plan in respect of a Non-Resident Participant's dividends paid or credited to a Non-Resident Participant's Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Tax Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, the rate of withholding tax applicable to dividends paid on a Common Share to a Non-Resident Participant who is a resident of the United States for purposes of the Canada-U.S. Income Tax Convention (the “Canada-US Treaty”), who beneficially owns the dividend and who qualifies for the benefits of the Canada-US Treaty will generally be reduced to 15% or, if the Non-Resident Participant is a corporation that owns at least 10% of the voting stock of the Corporation, to 5%. Not all persons who are residents of the United States for purposes of the Canada-US Treaty will qualify for the benefits of the Canada-US Treaty. A Non-Resident Participant who is a resident of the United States is advised to consult its tax advisor in this regard.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Disposition of Common Shares

Capital gains (and capital losses) realized on the disposition of Common Shares by a Non-Resident Participant are generally computed in the same manner as for Canadian Participants (see "Canadian Participants – Disposition of Common Shares").

Taxation of Capital Gains and Capital Losses

A Non-Resident Participant is not subject to Canadian income tax under the Tax Act for any capital gain realized on the sale or deemed disposition of Common Shares unless such shares constitute "taxable Canadian property" (as defined in the Tax Act) to the Non-Resident Participant at the time of disposition. Provided the Common Shares are listed on a designated stock exchange for the purposes of the Tax Act (which currently includes the TSX and NYSE) at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Participant, unless: (1) at any time during the 60-month period immediately preceding the disposition, the Non-Resident Participant, persons with whom the Non-Resident Participant did not deal at arm's length, or the Non-Resident Participant together with all such persons, owned 25% or more of the issued Common Shares or any other class or series of shares of the Corporation; and (2) at any time during such 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, Canadian resource property, timber resource property, or any option in respect of, or interest in, such properties.

Where Common Shares represent taxable Canadian property to the Non-Resident Participant, any capital gain realized on a disposition or deemed disposition of the Common Shares will be subject to taxation in Canada in the same manner as described above in respect of Canadian Participants (see "Canadian Participants – Taxation of Capital Gains and Capital Losses") unless such capital gain is exempt from Canadian tax pursuant to the provisions of an applicable income tax convention between Canada and the country of residence of the Non-Resident Participant.

Termination of Participation

When a Non-Resident Participant's participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Non-Resident Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or capital loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading "Non-Resident Participants – Cash Dividends" and a capital gain will be treated in the manner described above under the heading "Non-Resident Participants – Taxation of Capital Gains and Capital Losses".

Material United States Federal Income Tax Considerations

The following summary describes certain United States federal income tax consequences which may be applicable to a U.S. Holder of Common Shares who participates in the Plan (as used in this section, a “U.S. Participant”). As used in this section, a “U.S. Holder” means a holder of Common Shares who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the States of the United States and the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a Corporation (1) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the Corporation or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, or (v) any other person that is subject to United States federal income tax on its worldwide income.

This summary is based upon certain provisions of existing United States federal income tax law, including the Code, administrative pronouncements, judicial decisions and Treasury Regulations, as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary assumes that each of the Common Shares is held as a capital asset as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), in the hands of U.S. Holders at all relevant times. This summary does not discuss all aspects of United States federal income taxation that may be applicable to a U.S. Holder of Common Shares, nor does it address any aspects of foreign, state or local taxation. Furthermore, this summary does not discuss all the tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances, nor to U.S. Holders subject to special rules, including certain financial institutions, regulated investment companies, insurance companies, dealers in securities, tax-exempt organizations, persons who hold Common Shares as part of a position in a “straddle” or “appreciated financial position” or as part of a “hedging” or “conversion” transaction, persons that own or have owned, actually or constructively, 10% or more of the Common Shares, persons who acquired their Common Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, and U.S. Holders whose functional currency is not the U.S. dollar. The discussion below does not address the effect of any state, local or foreign tax law on a U.S. Participant. There can be no assurance that the United States Internal Revenue Service (the “IRS”) will take a similar view as to any of the tax consequences described in this summary.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state and local tax consequences, the foreign tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Amount Includable in Income

The following discussion is applicable except to the extent that the “PFIC” rules (discussed below) apply and provide otherwise.

For United States federal income tax purposes, a U.S. Participant will be treated as receiving a dividend equal to the sum of (i) either (x) if the Corporation issues Common Shares to the Plan Agent out of its treasury, the fair market value as of the dividend payment date of Common Shares acquired pursuant to the Plan or (y) if the Plan Agent acquires Common Shares in the open market, the cash received and applied to the purchase of Common Shares plus the amount of brokerage fees paid by the Corporation with respect to such acquisition, and (ii) any Canadian taxes which the Corporation withholds with respect to the dividend. For purposes of this paragraph, the “fair market value” of Common Shares will generally be the average of the high and low sales prices for that date, as reported by the exchange on which the Common Shares are principally traded. A U.S. Holder who does not participate in the Plan, and who continues to receive cash dividends, will be treated as receiving a dividend equal to the sum of (i) the amount of cash received, and (ii) any Canadian taxes which the Corporation withholds with respect to the dividend. In either case, the dividend will be includable in the U.S. Participant’s income as a taxable dividend to the extent of the Corporation’s then-current and accumulated earnings and profits as determined for United States federal income tax purposes. Any such dividend paid before January 1, 2013 generally may qualify for the reduced United States federal income tax rates applicable to "qualified dividend income" if (a) the Corporation is eligible for the benefits of the Canada-U.S. Treaty or the Common Shares are readily tradable on an established securities market in the United States, (b) the Corporation is not a PFIC, as defined below, for the taxable year in which the dividend is paid or the preceding taxable year, as discussed below, (c) the U.S. Participant is an individual, estate, or Corporation that satisfies certain holding period requirements with respect to the Common Shares, and (d) the U.S. Participant does not treat the dividend as "investment income" for purposes of the investment interest deduction rules. These dividends will not be eligible for the dividends received deduction, which is generally allowed to United States corporate shareholders on dividends received from a domestic corporation. Any portion of a dividend in excess of the Corporation’s earnings and profits will first be treated as a tax-free return of capital to the extent of the U.S. Participant’s tax basis in its Common Shares and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares). To the extent that the dividend exceeds the U.S. Participant’s tax basis, the excess will constitute gain from a sale or exchange of the Common Shares.

A U.S. Participant will not realize any taxable income upon the receipt of certificates for Common Shares that were credited to the U.S. Participant’s account upon withdrawal from or termination of the Plan. A U.S. Participant will generally recognize gain or loss upon the sale or exchange of the Common Shares equal to the difference (if any) between the amount the participant realizes on the sale or exchange and its adjusted tax basis in the Common Shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Common Shares is more than one year at the time of the sale or exchange. U.S. Participants should consult their own tax advisors with respect to the tax treatment of the receipt of certificates.

The Health Care Reform and Education Reconciliation Act of 2010 (Pub. Law 111-152) requires certain U.S. Holders who are individuals to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes capital gains from the disposition of property, for taxable years beginning after December 31, 2012.  This tax is in addition to any capital gains taxes due on such investment income.  A similar tax will apply to estates and trusts.  U.S. Holders should consult their tax advisors regarding the effect, if any, this law may have on them.

Foreign Currency Gains

Taxable cash dividends with respect to the Common Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the participant regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Participant who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the dividend may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss. U.S. Participants are urged to consult their own tax advisors concerning the United States tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis U.S. Participant who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our Common Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the Common Shares as determined on the settlement date of the sale or exchange. An accrual basis U.S. Participant may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of Common Shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis U.S. Participant does not elect to be treated as a cash basis taxpayer, that U.S. Participant may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the date of the sale or exchange of the Common Shares and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that U.S. Participant on the sale, exchange or other disposition of the Common Shares.

Basis and Holding Period

A U.S. Participant’s tax basis for Common Shares received pursuant to the Plan will equal the amount treated as a dividend (not including any Canadian tax withheld) or the amount paid (including brokerage commissions, if applicable) to acquire the Common Shares in the open market. A U.S. Participant’s holding period for the Common Shares will begin on the day after the Common Shares are received or purchased by the Plan Agent for the U.S. Participant's account.

Passive Foreign Investment Company Status

As stated above, the United States federal income tax consequences for a U.S. Participant will depend to a significant extent on whether the Corporation is a passive foreign investment company (“PFIC”) at any time during the U.S. Participant’s holding period of our Common Shares.

For United States federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:

(a)	at least 75% of its gross income is “passive” income (referred to as the “income test”); or

(b)	at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

For purposes of the income test and the asset test, if a foreign corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, that foreign corporation will be treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of that other corporation. Also, for purposes of the income test and the asset test, passive income does not include any income that is interest, a dividend or a rent or royalty, which is received or accrued from a related person to the extent that amount is properly allocable to the income of the related person that is not passive income. For these purposes, a person is “related” with respect to a foreign corporation if that person controls the foreign corporation or is controlled by the foreign corporation or by the same persons that control the foreign corporation. For these purposes, “control” means ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of a corporation.

Passive income also includes the excess of gains over losses from some commodities transactions, including some transactions involving oil and gas. Under recently amended rules (first effective for 2005) net gains from commodities transactions will not be included in the definition of passive income if they are active business gains or losses from the sale of commodities. However, this exception will only apply if substantially all of the corporation’s commodities are stock in trade or inventory of the corporation, property used in the trade or business of the corporation, or supplies used in the ordinary course of a trade or business of the corporation.

Under these rules and definitions, the Corporation believes that: (i) the Corporation was not a PFIC in 2010; and (ii) neither the Corporation nor its subsidiaries will be a PFIC in 2011 or subsequent years. However, because PFIC status is fundamentally factual in nature, it generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, the Corporation can provide no assurance that it will not be a PFIC for either the current taxable year or for any subsequent taxable year. U.S. Participants are urged to consult their own tax advisors regarding our possible classification as a PFIC and the consequences if that classification were to occur.

If the Corporation was not a PFIC at any time during the U.S. Participant’s holding period of our Common Shares, the United States federal income tax consequences to the participant will generally be as described above (see “Amount Includable in Income”).

Tax Consequences if the Corporation Is or Has Been a PFIC During the Holding Period

If the Corporation were treated as a PFIC, a U.S. Holder that does not make the “mark-to-market” election described below would be subject to additional tax as well as certain interest charges in respect of the deferral of tax for the period during which he held his Common Shares. Any such additional tax and interest charges would not be applicable until the disposition of the Common Shares or the receipt of certain cash dividends. In addition, among other tax consequences, gain realized on the disposition of such Common Shares would not be treated as capital gain, and, contrary to the generally applicable rule, the tax basis of the Common Shares held by a United States individual would not be stepped up to fair market value upon his death.

As an alternative, the PFIC rules enable a United States person who holds “marketable stock” of a PFIC to avoid the imposition of the additional tax and interest rules described above by making a mark-to-market election in the first year of such United States person’s holding period with respect to the stock in which the Corporation is a PFIC. Amounts included in income pursuant to this election will be treated as ordinary income, and any mark to market loss is treated as an ordinary deduction, but only to the extent of prior ordinary income pursuant to the election. The election, once made, generally applies to subsequent taxable years unless the stock ceases to be marketable. The statute does not address whether or not a mark-to-market election would continue to be applicable in a year in which a corporation ceases to meet the definition of a PFIC.

Foreign Tax Credits

Regardless of whether the dividend to a U.S. Participant under the Plan is subject to tax under the PFIC rules or as described in “Amount Includable in Income”, any tax withheld by Canadian taxing authorities with respect to the dividend under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Cash dividends generally will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Participant. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

United States Information Reporting and Backup Withholding

Cash dividends on the Common Shares paid within the United States or through some United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding, currently at a 28% rate, unless the holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of the Common Shares.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Participant’s United States tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

The Corporation believes that the foregoing is an accurate summary of certain United States federal income tax consequences of participation in the Plan as of the date of the Plan, but U.S. Participants should consult with their own tax advisors for advice applicable to their particular situations with respect to participation in the Plan and the subsequent disposal by them of Common Shares purchased pursuant to the Plan, including, without limitation, the foreign, state, and local tax consequences (if any) thereof.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are an Alberta corporation whose principal office is located in Calgary, Alberta. The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that we are incorporated under the laws of Canada, that some of our officers and directors may be residents of Canada, that some or all of the experts named in this prospectus may be residents of Canada and that all or a substantial portion of the assets of such persons and of our Corporation may be located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon us and upon those directors, officers or experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal securities law or the securities law of any state of the United States.

We have been advised by Burnet, Duckworth & Palmer LLP that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have appointed Baytex Energy USA Ltd., 600 17th St., Suite 1600 S, Denver, CO 80202, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

DESCRIPTION OF COMMON SHARES TO BE REGISTERED

The Common Shares to be offered by this prospectus will be offered to our Shareholders pursuant to participation in the Plan. The Common Shares are currently listed on the TSX and the NYSE.

We are authorized to issue an unlimited number of Common Shares and 10,000,000 preferred shares.

Holders of our Common Shares are entitled to notice of, to attend and to one vote per share held at any meeting of our Shareholders (other than meetings of a class or series of our shares other than the Common Shares as such).

Holders of our Common Shares will be entitled to receive dividends as and when declared by our board of directors on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to shares of other classes of our shares ranking in priority to the Common Shares in respect of dividends.

Holders of our Common Shares will be entitled in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, or any other distribution of our assets among our Shareholders for the purpose of winding-up our affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of our shares ranking in priority to the Common Shares in respect of return of capital on dissolution, to share ratably, together with the holders of shares of any other class of our shares ranking equally with our Common Shares in respect of return of capital on dissolution, in such of our assets as are available for distribution.

MARKET PRICE INFORMATION

As described above under the heading “Baytex Energy Corp.”, effective December 31, 2010, holders of trust units of BET exchanged their trust units for Common Shares on a one-for-one basis.  Our Common Shares commenced trading on the TSX on January 6, 2011 and on the NYSE on January 3, 2011.  Consequently, the prices below for the time periods prior to such respective dates are for the former trust units.

The following table sets forth the price ranges of the Common Shares traded on the TSX and the NYSE for the periods noted below:

		TSX Common Shares		NYSE Common Shares
		High	Low	High	Low
		CDN$	CDN$	US$	US$
2006		28.66	16.81	25.87	16.63
2007		22.92	16.68	21.75	15.51
2008		35.37	12.81	35.20	9.81
2009		30.50	9.77	29.33	7.84
2010		48.15	27.72	47.92	25.00
2009
	First Quarter	17.49	9.77	14.85	7.84
	Second Quarter	20.18	14.89	18.44	11.73
	Third Quarter	25.35	17.80	23.69	15.19
	Fourth Quarter	30.50	21.57	29.33	19.83
2010
	First Quarter	36.80	29.50	36.11	27.56
	Second Quarter	36.31	27.72	36.31	25.00
	Third Quarter	37.86	31.27	36.91	28.92
	Fourth Quarter	48.15	37.12	47.92	35.94
2011
	First Quarter (through January 24th)	48.59	46.00	48.99	46.25

Monthly Price Range for the last 6 months

	TSX		NYSE
	Common Shares		Common Shares
	High	Low	High	Low
	CDN$	CDN$	US$	US$
August 2010	35.49	32.61	33.86	31.14
September 2010	37.86	33.94	36.91	32.62
October 2010	39.12	37.12	38.50	35.94
November 2010	43.45	37.31	42.37	36.93
December 2010	48.15	42.96	47.92	42.29
January 2011
(through January 24th)	48.59	46.00	48.99	46.25

EXPENSES*

The expenses in connection with the issuance and dividend of the Common Shares being offered are as follows (in U.S. dollars):

Securities and Exchange Commission Registration Fee	$11,062
Legal Fees and Expenses	$50,000
Stock Exchange Listing Fees	$7,500
Auditor Fees	$10,000
Miscellaneous	$6,438
Total	$85,000
 *Estimated

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with the Exchange Act, we also file reports with and furnish other information to the United States Securities and Exchange Commission (the “SEC”). Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. You may read any document we furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms.  The SEC also maintains a website (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this offering.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available through the SEDAR website at www.sedar.com.

We have filed under the Securities Act a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the ABCA and our bylaws, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by our Canadian counsel, Burnet, Duckworth & Palmer LLP.  Burnet, Duckworth & Palmer LLP have, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States.  The statements made in this prospectus as to matters of United States tax law have been reviewed for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

The financial statements of Baytex Energy Trust as at December 31, 2009 and 2008, and for the years then ended, incorporated in this Prospectus by reference from Baytex Energy Trust’s Annual Report on Form 40-F/A for the year ended December 31, 2009, and the effectiveness of Baytex Energy Trust’s internal control over financial reporting have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports (which report expresses an unqualified opinion on the consolidated financial statements and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada – United States of America Reporting Difference relating to changes in accounting principles), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Information relating to our reserves in the Annual Information Form dated March 26, 2010 included in the Annual Report on Form 40-F, which is incorporated by reference into this prospectus, was calculated based on evaluations of and reports on our petroleum and natural gas reserves conducted and prepared by Sproule Associates Limited as independent qualified reserves evaluators.

None of the designated professionals of Sproule Associates Limited have any registered or beneficial interests, direct or indirect, in any of our securities or other property or of our associates or affiliates either at the time they prepared a report, valuation, statement or opinion prepared by it, at any time thereafter or to be received by them.

SELECTED ABBREVIATIONS AND DEFINITIONS

All dollar amounts in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to "$" or "CDN$" are to Canadian dollars and references to "US$" are to United States dollars.

In this Prospectus, the following terms shall have the following meanings:

"ABCA" means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

"Average Market Price" means the arithmetic average of the daily volume weighted average trading prices of the Common Shares on the Toronto Stock Exchange or the New York Stock Exchange, as applicable, for the trading days in the Trading Period on which at least one board lot of Common Shares is traded, appropriately adjusted for certain capital changes (including Common Share subdivisions, Common Share consolidations, certain rights offerings and certain dividends).

“BET” means Baytex Energy Trust, predecessor to the Registrant.

“BET Plan” means the Distribution Reinvestment Plan of Baytex Energy Trust dated July 22, 2004.

“Canadian Participant” means Plan Participants who, at all relevant times and for the purposes of the Tax Act, are or are deemed to be residents of Canada.

"Canada-U.S. Treaty" means the Canada-United States Income Tax Convention, 1980, as amended.

“CDS” means the Canadian Depositary for Securities which acts as a nominee for many Canadian brokerage firms.

“Code” means the Internal Revenue Code of 1986, as amended.

"Common Shares" means common shares of the Corporation.

"Corporation" means Baytex Energy Corp., a corporation formed pursuant to the laws of Alberta and, unless the context otherwise requires, includes its subsidiaries.

“DTC” means Depository Trust Company which acts as a nominee for many United States brokerage firms.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

“IRS” means the United States Internal Revenue Service.

“Market Purchase” means a purchase by the Plan from the open market.

“Market Purchase Shares” means Common Shares acquired by the Plan through the open market.

"Non-Resident Participant" means Plan Participants who, at all relevant times and for the purposes of the Tax Act, are not and are not deemed to be residents of Canada.

"NYSE" means the New York Stock Exchange.

“PFIC” means a passive foreign investment company.

“Plan” means the Amended and Restated Dividend Reinvestment Plan established by the Corporation effective January 24, 2011.

“Plan Agent” means Valiant Trust Company or such other agent hired to administer the Plan from time to time.

“Plan Participant” mean registered or beneficial holders of at least one Common Share who, on the applicable record date for a cash dividend, are eligible to participate in the Plan and have elected to do so in accordance with the terms of the Plan.

“Plan Shares” means the Common Shares purchased or held by the Plan Agent.

“Protocol” means the Canada-United States Protocol signed on September 21, 2007, as amended.

“Registrant” means Baytex Energy Corp., a corporation formed pursuant to the laws of Alberta and, unless the context otherwise requires, includes its subsidiaries.

“SEC” or the “Commission” means the United States Securities and Exchange Commission.

“Securities Act” or the “Securities Act of 1933” means the United States Securities Act of 1933, as amended.

"Shareholders" means the holders from time to time of the Common Shares.

"subsidiary" has the meaning ascribed thereto in the Securities Act (Alberta) and, for greater certainty, includes all corporations, partnerships and trusts owned, controlled or directed, directly or indirectly, by the Corporation.

"Tax Act" means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp), as amended, including the regulations promulgated thereunder, as amended from time to time.

"Trading Period" means the period commencing on the second business day after the dividend record date and ending on the second business day immediately prior to the dividend payment date. Such period will not include more than 20 trading days and the last trading day of the period will be the second business day prior to the dividend payment date.

"Treasury Purchase" means a purchase by the Plan from the treasury of the Corporation.

“Treasury Purchase Shares” means Common Shares acquired by the Plan from the treasury of the Corporation.

"TSX" means the Toronto Stock Exchange.

"United States" or "U.S." means the United States, as defined in Rule 902(l) under Regulation S under the United States Securities Act of 1933, as amended.

 “U.S. Holder” means a holder of Common Shares who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the States of the United States and the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, or (v) any other person that is subject to United States federal income tax on its worldwide income.

“U.S. Participant” means a U.S. Holder of Common Shares who participates in the Plan.

"we", "us" and "our" refer to the Corporation and its subsidiaries on a consolidated basis unless the context requires otherwise.

Words importing the singular number only include the plural, and vice versa, and words importing any gender include all genders.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Item 8.                      Indemnification of Directors and Officers

Article 5 of our By-Laws contain the following provisions with respect to the protection and indemnification of our directors and officers:

5.1                      Limitation of Liability

No director or officer for the time being of Baytex shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to Baytex through the insufficiency or deficiency of title to any property acquired by Baytex or for or on behalf of Baytex or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to Baytex shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation, including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to Baytex or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of Baytex and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.2                      Indemnity

Baytex hereby indemnifies, to the maximum extent permitted under the ABCA, each director and officer and each former director and officer, and may indemnify a person who acts or acted at Baytex's request as a director or officer of a body corporate of which Baytex is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of Baytex or such body corporate.

5.3                      Insurance

Baytex may purchase and maintain insurance for the benefit of any person against any liability incurred by him or her:

(a)	in his or her capacity as a director or officer of Baytex, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of Baytex; or

(b)
in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at Baytex's request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of the body corporate.

We have entered into agreements with each of our directors and officers to evidence our obligations to indemnify such directors and officers as described above.

Section 124 of the ABCA provides as follows:

124(1)   Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2)   A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3)   Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1)  A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)
in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)
in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)   A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6)   On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

As contemplated by Section 124(4) of the ABCA, the Corporation has purchased insurance against potential claims against its directors and officers and against loss for which the Corporation may be required or permitted by law to indemnify such directors and officers.

*   *   *

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.        Exhibits

Item	Exhibit

4.1	Amended and Restated Dividend Reinvestment Plan, dated January 24, 2011.

4.2
Articles of Incorporation and By-Law No. 1 of the Corporation (filed as Exhibits 3.1 and 3.2, respectively, to the Registrant's amendment to BET’s registration statement on Form 8-A/A filed on January 3, 2011)

5.1	Opinion of Burnet, Duckworth & Palmer LLP as to the legality of the securities being registered.

8.1	Opinion of Burnet, Duckworth & Palmer LLP regarding Canadian tax matters (contained in Exhibit 5.1).

8.2	Opinion of Carter Ledyard & Milburn LLP regarding U.S. tax matters.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Sproule Associates Limited.

23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1).

23.7	Consent of Carter Ledyard & Milburn LLP (contained in Exhibit 8.2).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

Item 10.     Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(B)
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)
Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

         (i)           If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of   Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on January 25, 2011.

BAYTEX ENERGY CORP.

By:	/s/ Anthony W. Marino
	Name:	Anthony W. Marino
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony W. Marino, and W. Derek Aylesworth, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ Anthony W. Marino	President, Chief Executive Officer and	January 24, 2011
Anthony W. Marino	Director (Principal Executive Officer)

/s/ W. Derek Aylesworth	Chief Financial Officer (Principal	January 24, 2011
W. Derek Aylesworth	Financial & Accounting Officer)

/s/ Raymond T. Chan	Director and Executive Chairman	January 24, 2011
Raymond T. Chan

/s/ John A. Brussa	Director	January 20, 2011
John A. Brussa

/s/ Edward Chwyl	Director	January 19, 2011
Edward Chwyl

/s/ Naveen Dargan	Director	January 24, 2011
Naveen Dargan

/s/ R.E.T. Goepel	Director	January 24, 2011
R.E.T. Goepel

Signature	Capacity	Date

Director
Gregory K. Melchin

/s/ Dale O. Shwed	Director	January 24, 2011
Dale O. Shwed

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on January 25, 2011.

BAYTEX ENERGY USA LTD.

By:	/s/ Anthony W. Marino
	Name:	Anthony W. Marino
	Title:	President and Chief Executive Officer

INDEX TO EXHIBITS

Item	Exhibit
4.1	Amended and Restated Dividend Reinvestment Plan, dated January 24, 2011
4.2
Articles of Incorporation and By-Law No. 1 of the Corporation (filed as Exhibits 3.1 and 3.2, respectively, to the Registrant's amendment to BET’s registration statement on Form 8-A/A filed on January 3, 2011)

5.1	Opinion of Burnet, Duckworth & Palmer LLP as to the legality of the securities being registered.
8.1	Opinion of Burnet, Duckworth & Palmer LLP regarding Canadian tax matters (contained in Exhibit 5.1).
8.2	Opinion of Carter Ledyard & Milburn LLP regarding U.S. tax matters.
23.1	Consent of Deloitte & Touche LLP, independent registered chartered accountants.
23.2	Consent of Sproule Associates Limited, independent engineers.
23.3	Consent of Burnet, Duckworth & Palmer LLP (contained in Exhibit 5.1).
23.4	Consent of Carter Ledyard & Milburn LLP (contained in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature pages to this Registration Statement).